Exhibit 99.2

                            STOCK PURCHASE AGREEMENT


      This Agreement, dated as of the 18th day of July 2004, by and among Glenn Little ("Seller"), and Stonestreet Capital ("Buyer") for the purchase from Seller by Buyer of Eight Hundred Thousand (800,000) shares of the Common Stock, par value $0.50 per share (the "Shares"), of APPLIED DNA SCIENCES INC., a corporation organized under the laws of the State of Nevada, U.S.A. (the "Company") as set forth below.


                              BACKGROUND STATEMENT

      WHEREAS, Seller desires to sell and Buyer desires to purchase from Seller the Shares on the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties agree as follows:


                                    ARTICLE I
                                 The Transaction

      1.1 Sale and Purchase of Shares. On the terms and subject to the conditions set forth in this Agreement, Seller hereby sells the Shares of Common Stock of the Company to Buyer and Buyer purchases the Shares from Seller.

      1.2 Appointment of Escrow Agent. Buyer and Seller agree to appoint Steven Siskind, Esq. as escrow agent to receive Common Stock certificates and funds and to make appropriate disbursements to Buyer and Seller. Steven Siskind's office is located at 645 5th Avenue, New York, NY 10022.

      1.3 Consideration.

          1.3.1 Buyer shall pay to Seller for the Shares a total consideration of Four Hundred Thousand and 00/100 U.S. Dollars (US$400,000.00), payable on or before Tuesday, July 20, 2004. Wiring instructions are attached hereto as Exhibit "A."

          1.3.2 Subject to payment as aforesaid, Seller shall cause to be delivered to Buyer, through the Escrow Agent, one stock certificate for 600,000 shares upon the receipt of the bank wire in the amount of $400,000, with such shares issued in the name of Buyer.

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                                   ARTICLE II
                     Representations and Warranties of Buyer

      To induce Seller to enter into this Agreement, Buyer hereby represents and warrants to, and agree with, Seller as follows:

      2.1 Buyer's Sophistication, Etc. Buyer is a person/entity of such knowledge, sophistication and experience in finance, securities, investments and other business matters as to be able to protect Buyer's interests in connection with this transaction and to evaluate adequately the merits and risks of investment in the Shares. Buyer's investment in the Shares is not material when compared to Buyer's total financial capacity. Buyer understands the many risks of an investment in the Shares and can afford to bear such risks, including, but not limited to, the risk of losing Buyers' entire investment in the Shares. As used in all representations and warranties of Buyer herein, such representations and warranties are made by and apply to both "Buyer" and all principals of Buyer. Buyer is an Accredited Investor as that term is defined in Rule 501 under the U.S. Securities Act of 1933, as amended.

      2.2 Adequate Information; Scope of Examination. Regarding the Company, its operations, business plan, financial condition, principals, management and all other matters relating to this investment and Agreement: Buyer has full access to the Company's reports as filed with the SEC on EDGAR; has received, carefully read, and understands and is familiar with all materials that have been requested by Buyer and the Company has answered all inquiries that Buyer has put to it; Buyer has had access to all additional information (including, but not limited to, the Company's business plan, its most recent private placement memorandum and other financial and capitalization information) and has taken all steps necessary to evaluate the merits and risks of investment in the Shares. The scope of the examination made by Buyer in connection with purchase of the Shares has been determined solely by Buyer based upon Buyer's own sophistication and experience. Buyer acknowledges that Seller has not made any representations or warranties regarding the Company or the Shares except as set forth in this Agreement.

      2.3 Non-U.S. Person. Buyer is not a "U.S. Person" as that term is defined by Rule 902(k)(1) under the Securities Act and Buyers are not acquiring the Shares for the account or benefit of any "U.S. Person." Buyer understands that the definition of a "U.S. Person" includes, but is not limited to: (i) a natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; and (iii) other entities located in or administered by persons in the United States.

      2.4 Execution outside U.S. Buyer is located outside the United States at the time of execution of this Agreement.

      2.5 Investment Intent, Etc. Buyer is acquiring the Shares for Buyer's own account for investment and not with a view to resale or distribution of the Shares. Buyer has no present intention of distributing or selling the Shares to others, has no need for liquidity of the Shares, and has no reason to expect a change in Buyer's circumstances, financial or other, that may cause or require sale of the Shares. Buyer acknowledges that the Company has no obligation to register the Shares under U.S. securities laws.

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      2.6 Restrictions on Transferability of Shares.

          2.6.1 Buyer acknowledges that Buyer has been advised by Seller that the Shares have not been registered under the U.S. Securities Act of 1933, as amended (the "Act"), that the Shares have been offered and are being sold to Buyer on the basis of the exemption from registration provided by Regulation S promulgated under the Act relating to offers and sales of securities made outside the United States, as well as in reliance upon exemptions from registration under the Act relating to transactions not involving any public offering and under similar exemptions under applicable state securities laws, that this transaction has not been filed with or reviewed by, passed on or submitted to any U.S. federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the reliance of Seller upon such exemptions is predicated on the accuracy of Buyer's representations and warranties herein.

      2.7 No Market for Shares. Buyer acknowledges that there is currently no market for the Shares and there is no assurance that a market will develop in the future. Buyer understands that it may be difficult or impossible to liquidate Buyer's investment in the Shares when Buyer may desire or deem it prudent to do so.

      2.8 Authorization and Enforceability. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the purchase of the Shares contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer fully enforceable against Buyer in accordance with its terms.

      2.9 No Finder. Buyer has not taken any action which would give to any firm, corporation, agency or other person a right to a consultant's or finder's fee or any type of brokerage commission in connection with the transaction contemplated by this Agreement.8

      2.10 Nature of Transaction, Etc. Buyer acknowledges that Buyer's purchase of the Shares is a private transaction between Buyer and Seller.

      2.11 No Guarantee. Buyer acknowledges that it never has been represented, guaranteed or warranted by Seller or the Company, or its principals, including any of the officers, directors, shareholders, partners, employees or agents of either, or any other persons, whether expressly or by implication, that:

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          (a) the Company or Buyer will realize any given percentage of profits and/or amount or type of consideration, profit or loss as a result of the Company's activities or Buyer's investment in the Company; or

          (b) the past performance or experience of the management of the Company, or of any other person, will in any way indicate the predictable results of the ownership of the Shares or of the Company's activities.

          2.12 Risk Factors. Without limiting any of Buyer's other representations and warranties hereunder, Buyer acknowledges that Buyer has reviewed and is aware of the risk factors of investing in the Company.

          2.13 Survival of Representations; Indemnification. Buyer acknowledges that the representations, warranties and agreements made by Buyer herein shall survive the execution and delivery of this Stock Purchase Agreement and the purchase of the Shares. Buyer acknowledges that Buyer understands the meaning and legal consequences of the representations and warranties contained in
Section 2 hereof, and hereby indemnifies and holds harmless the Seller, the Company, their respective agents, employees and affiliates, from and against any and all losses, claims, damages or liabilities due to or arising out of a breach of any representation or warranty of the Buyer contained in this Agreement.


                                   ARTICLE III
                    Representations and Warranties of Seller

      Except as otherwise set forth herein or otherwise specifically disclosed, Seller hereby represents and warrants to, and agrees with, Buyer as follows:

      3.1 Good Title. Seller is the record and beneficial owner of and has legal and valid title to the Shares, free and clear of all liens, pledges, charges, claims and other encumbrances, actual or alleged. Delivery of the Shares to Buyer will transfer to Buyer legal and valid title to the Shares, free and clear of any liens, pledges, charges, claims and other encumbrances.

      3.2 Authorization and Enforceability. Seller has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the sale of the Shares contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes the valid and binding obligation of Seller fully enforceable in accordance with its terms.

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      3.3 Effective Agreement. To the best of Seller's knowledge, execution, delivery, and performance of this Agreement by Seller and consummation of sale of the Shares as contemplated hereby will not, with or without the giving of notice or lapse of time or both, result in a breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, claim or other encumbrance upon or against Seller, or any of its properties or assets, pursuant to the terms of any charter, bylaw, commitment, contract or other agreement or instrument to which Seller or the Company is a party or by which any of their or its assets or properties is or may be bound or affected or from which the Company derives a benefit, which would have a material adverse affect on the value of the Shares.

      3.4 Restrictions, Burdensome Agreements. Seller is not a party to any contract, commitment or agreement, and neither the Company nor the Seller or any of their respective properties and assets are subject to or bound or affected by, any charter, bylaw or other corporate restriction or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character that would prevent Seller from entering into this Agreement or from consummating the sale of the Shares contemplated hereby.

      3.5 Nature of Transaction, Etc. Seller acknowledges that Buyer's purchase of the Shares is a private transaction between Buyer and Seller. Seller further acknowledges that the Shares have "come to rest" with Seller before the purchase of the Shares by Buyer.


                                   ARTICLE IV
                               General Provisions

      4.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or, if mailed, seven (7) days after being deposited in the U.S. mails, proper postage prepaid, addressed to the other party as follows (or at such other address as shall be given by notice hereunder by either party to the other):




      4.1.1 If to Buyers, then to:

                Stonestreet LP
                c/o Canaccord Capital
                320 Bay Street
                Suite 1300
                Toronto, Ontario
                M5H 4A6

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      4.1.2 If to Seller, then to:

                Mr. Glenn Little
                211 West Wall Street
                Midland, Texas 79701

            with a copy to:

                Steven Siskind
                645 5th Avenue
                New York, NY 10022

      4.2 Successors and Assigns. This Agreement, and all rights and powers granted hereby, shall bind and inure to the benefit of the parties and their respective successors and assigns.

      4.3 Governing Law, Etc. This Agreement has been made, executed and delivered in and is to be governed and construed in accordance with the laws of the State of Nevada as in effect for contracts made and to be performed in the State of Nevada. Each of the parties hereby submits to the jurisdiction of the courts of, and the federal courts located in, the State of Texas, which courts shall have exclusive jurisdiction of all matters related to this Agreement and the transaction contemplated hereby.

      4.4 Captions. The captions in this Agreement are solely for convenience of reference and do not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

      4.5 Further Assurances. Each party shall cooperate and execute such documents and instruments and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transaction contemplated hereby.

      4.6 Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, but only as to such party, may (a) extend the time for the performance of any of the obligations of any other party; (b) waive any inaccuracies in representations by any other party; (c) waive compliance by any other party with any of its agreements contained herein and the performance of any obligation by such other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, all such amendments or waivers must be in writing and be signed by the party against whom enforcement of the amendment or waiver is sought.

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      4.7 Entire Agreement. This Agreement, including all Exhibits hereto, sets forth all of the representations, warranties, promises, covenants, agreements, understandings, conditions, inducements and other terms between the parties hereto regarding the subject matter hereof, and supersedes all prior, contemporaneous and other representations, warranties, promises, covenants, agreements, understandings, conditions or inducements, if any, expressed or implied, oral or written.

      4.8 Waiver and Hold Harmless. Both Buyer and Seller acknowledge that the preparer of this document, Law Office of Andrea Cataneo, LTD. has prepared this document solely to facilitate the sale of the Shares from Seller to Buyer. As such, Buyer and Seller each hereby agrees to indemnify and hold preparer harmless from any disputes arising between Buyer and Seller in connection with this Agreement and the sale of the Shares, and from any costs and expenses which may be incurred by preparer in connection therewith. Further, Buyer and Seller acknowledge that no legal advice has been rendered by the preparer of this document to either Buyer or Seller, that they each have had an adequate opportunity to have their own respective counsel review this Agreement and have sought and do acknowledge seeking individual legal, accounting and investment advice from their own accountants, lawyers and other professionals to the extent deemed desirable to them in their sole discretion. Both Seller and Buyer consent to preparer's being the scrivener of this document and acknowledge that preparer was previously counsel for Applied DNA Sciences, and now represents Applied DNA Sciences through Sichenzia Ross Friedman Ference LLP and as such do not represent either Buyer or Seller in this transaction.


      4.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.


      IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.



SELLER:                                     BUYER:

/s/ Glenn Little                            Stonestreet LP
----------------                            ----------------------------
Glenn Little                                By: /s/  Michael Finklestein
                                                Its: General Partner

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